Exhibit 99.1

Ekso Bionics Announces First Quarter 2024 Financial Results

SAN RAFAEL, Calif., April 29, 2024 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company” or "Ekso Bionics"), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended March 31, 2024.

Recent Highlights and Accomplishments

●	Received final payment determination for Medicare reimbursement from the Centers for Medicare & Medicaid Services (“CMS”) for Ekso Indego Personal
●	Reported revenues of $3.8 million for the first quarter of 2024
●	Achieved gross margin of 52% for the quarter ended March 31, 2024
●	Sold a total of 29 EksoHealth units in the first quarter of 2024

“We started 2024 by making meaningful progress on our long-term business objectives highlighted by CMS’ final payment determination of our Ekso Indego Personal for Medicare reimbursement,” said Scott Davis, Chief Executive Officer of Ekso Bionics. “The pricing decision from CMS marked a pivotal step in our commercial strategy as we build demand within the clinical, home and community use settings. Looking ahead, we remain focused on further developing the market for Indego Personal, while strengthening relationships with new and existing network operators for our Enterprise devices to maximize our growth potential.”

First Quarter 2024 Financial Results

Revenue was $3.8 million for the quarter ended March 31, 2024, compared to $4.1 million for the same period in 2023. The Company sold a total of 29 EksoHealth units in the first quarter of 2024.

Gross profit for the quarters ended March 31, 2024 and March 31, 2023 were $2.0 million, representing a gross margin of approximately 52% in the first quarter of 2024, compared to a gross margin of 49% for the same period in 2023. The overall increase in gross margin was primarily due to lower EksoHealth device and service costs.

Sales and marketing expenses for the quarter ended March 31, 2024 were $1.8 million, compared to $2.1 million for the same period in 2023. The decrease was primarily due to lower headcount.

General and administrative expenses for the quarter ended March 31, 2024 were $2.3 million, compared to $3.2 million for the same period in 2023. The decrease was primarily due to a decrease in legal activity, lower headcount, and the absence of costs associated with the acquisition and integration of Human Motion Control (“HMC”) in the comparable quarter.

Net loss applicable to common stockholders for the quarter ended March 31, 2024 was $3.4 million, or $0.20 per basic and diluted share, compared to net loss of $4.4 million, or $0.33 per basic and diluted share, for the same period in 2023.

Cash and restricted cash as of March 31, 2024 was $8.8 million, compared to $8.6 million at December 31, 2023.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.

A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here. Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only known exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. Ekso Bionics is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on X.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s industry, growth and strategy, the increase in potential patient population as a result of CMS reimbursement and the Company’s ability to successfully sell its products to such customers and the impacts to patients from the Company’s devices. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund and grow the Company's operations and necessary to develop or enhance the Company’s technology, any cancellation of CMS’ reimbursement decisions, or a material change to the reimbursement level it has set, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain, the Company’s ability to successfully integrate the HMC business and its personnel, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not undertake to update these forward-looking statements, except as required by law.

Contact:

David Carey

212-867-1768

investors@eksobionics.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2024	2023

Assets
Current assets:
Cash and restricted cash	$8,799	$8,638
Accounts receivable, net	5,773	5,645
Inventories	5,106	5,050
Prepaid expenses and other current assets	838	875
Total current assets	20,516	20,208
Property and equipment, net	1,862	2,018
Right-of-use assets	893	977
Intangible assets, net	4,815	4,892
Goodwill	431	431
Other assets	440	392
Total assets	$28,957	$28,918
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,876	$1,847
Accrued liabilities	1,786	2,664
Deferred revenues, current	2,028	1,993
Notes payable, current	1,250	1,250
Lease liabilities, current	372	363
Total current liabilities	7,312	8,117
Deferred revenues	2,119	2,169
Notes payable, net	4,594	4,832
Lease liabilities	626	723
Warrant liabilities	133	366
Other non-current liabilities	122	105
Total liabilities	14,906	16,312
Stockholders' equity:
Common stock	18	15
Additional paid-in capital	256,160	251,580
Accumulated other comprehensive income	447	156
Accumulated deficit	(242,574)	(239,145)
Total stockholders' equity	14,051	12,606
Total liabilities and stockholders' equity	$28,957	$28,918

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2024	2023

Revenue	$3,756	$4,122
Cost of revenue	1,805	2,122
Gross profit	1,951	2,000

Operating expenses:
Sales and marketing	1,818	2,088
Research and development	1,136	1,154
General and administrative	2,253	3,206
Total operating expenses	5,207	6,448

Loss from operations	(3,256)	(4,448)

Other (expense) income, net:
Interest expense, net	(57)	(112)
Loss on modification of warrant	(109)	-
Gain (loss) on revaluation of warrant liabilities	342	(26)
Unrealized gain (loss) on foreign exchange	(349)	217
Other income (expense), net	-	(20)
Total other (expense) income, net	(173)	59

Net loss	$(3,429)	$(15,080)

Net loss per share, basic and diluted	$(0.20)	$(0.33)

Weighted average number of shares of common stock outstanding, basic and diluted	17,419	13,296

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